Exhibit 99

HMN Financial, Inc. Announces First Quarter Results

ROCHESTER, Minn.--(BUSINESS WIRE)--First Quarter Highlights

  Net income of $1.5 million, down $1.8 million, or 54.5% from first quarter of 2007
  Diluted earnings per share of $0.39, down $0.43, or 52.4%, from first quarter of 2007
  Net interest income down $1.1 million, or 11.2%, from first quarter of 2007
  Net interest margin down 73 basis points from first quarter of 2007
  Gain on sales of loans down $640,000, or 80.4%, from first quarter 2007
  Provision for loan losses up $1.1 million, or 242.9%, over first quarter of 2007
EARNINGS SUMMARY	Three Months Ended March 31,

(dollars in thousands, except per share amounts)	2008	2007
Net income	$1,488	3,268
Diluted earnings per share	0.39	0.82
Return on average assets	0.54%	1.28%
Return on average equity	6.06%	13.79%
Book value per share	$23.85	22.01

HMN Financial, Inc. (HMN) (NASDAQ:HMNF), the $1.1 billion holding company for Home Federal Savings Bank (the Bank), today reported net income of $1.5 million for the first quarter of 2008, down $1.8 million, or 54.5%, from net income of $3.3 million for the first quarter of 2007. Diluted earnings per common share for the first quarter of 2008 were $0.39, down $0.43, or 52.4%, from $0.82 for the first quarter of 2007. The decrease in net income was due primarily to decreases in net interest income and gain on sales of loans and an increase in the provision for loan losses.

First Quarter Results

Net Interest Income

Net interest income was $8.7 million for the first quarter of 2008, a decrease of $1.1 million, or 11.2%, compared to $9.8 million for the first quarter of 2007. Interest income was $17.8 million for the first quarter of 2008, a decrease of $488,000, or 2.7%, from $18.3 million for the first quarter of 2007. Interest income decreased primarily because of a decrease in the average interest rate earned on loans and investments. Interest rates decreased primarily because of the 300 basis point decrease in the prime interest rate between the periods. Decreases in the prime rate, which is the rate that banks charge their prime business customers, generally decrease the rates on adjustable rate consumer and commercial loans in the portfolio and on new loans originated. The average yield earned on interest-earning assets was 6.72% for the first quarter of 2008, a decrease of 77 basis points from the 7.49% average yield for the first quarter of 2007. The decrease in interest income due to decreased interest rates was partially offset by the $75 million increase in the average interest earning assets between the periods.

Interest expense was $9.1 million for the first quarter of 2008, an increase of $612,000, or 7.2%, compared to $8.5 million for the first quarter of 2007. Interest expense increased primarily because of the $102 million increase in the average outstanding deposits between the periods. The increase was primarily in brokered deposits that were obtained to replace the scheduled outflow of escrowed money market deposits and advance maturities and to fund loan growth. The rates on these deposits are typically higher than money market deposit rates, are fixed for a period of time and have not fully reflected the decreases in the federal funds rate that occurred in the last half of 2007 and the first three months of 2008. Decreases in the federal funds rate, which is the rate that banks charge other banks for short term loans, generally have a lagging effect and decrease the rates banks pay for deposits. The average interest rate paid on interest-bearing liabilities was 3.70% for the first quarter of 2008, an increase of 1 basis point from the 3.69% average interest rate paid in the first quarter of 2007. Net interest margin (net interest income divided by average interest earning assets) for the first quarter of 2008 was 3.28%, a decrease of 73 basis points, compared to 4.01% for the first quarter of 2007.

Provision for Loan Losses

The provision for loan losses was $1.6 million for the first quarter of 2008, an increase of $1.1 million, or 242.9%, compared to $455,000 for the first quarter of 2007. The provision for loan losses increased primarily because of an increase in the allowance required for risk rated commercial real estate loans in the first quarter of 2008 when compared to the same period of 2007. The increase was due primarily to decreases in the estimated value of the real estate supporting classified residential development loans. Total non-performing assets were $28.2 million at March 31, 2008, an increase of $6.3 million, from $21.9 million at December 31, 2007. Non-performing loans increased $4.3 million and foreclosed and repossessed assets increased $2.0 million during the period. The non-performing loan activity for the quarter included $7.0 million in additional non-performing loans primarily related to one construction loan on a commercial facility, $105,000 in loan charge offs, $418,000 in loans that were reclassified as performing, $928,000 in loans that were transferred into real estate owned, and $1.2 million in principal payments that were received.

A rollforward of the Company’s allowance for loan losses for the quarters ended March 31, 2008 and 2007 is summarized as follows:

(in thousands)	2008	2007
Balance at January 1,	$12,438	$9,873
Provision	1,560	455
Charge offs:
One-to-four family	(60)	0
Consumer	(22)	(580)
Commercial	(24)	(42)
Recoveries	21	50
Balance at March 31,	$13,913	$9,756

Non-Interest Income and Expense

Non-interest income was $1.5 million for the first quarter of 2008, a decrease of $550,000, or 26.6%, from $2.1 million for the first quarter of 2007. Gain on sale of loans decreased $640,000 between the periods due to a $739,000 decrease in the gain recognized on the sale of government guaranteed commercial loans that was partially offset by a $99,000 increase in the gain recognized on the sale of single family loans due to increased loan originations. Fees and service charges increased $97,000 between the periods primarily because of increased retail deposit account activity and fees. Loan servicing fees decreased $29,000 primarily because of a decrease in the number of single-family loans that are being serviced for others. Other non-interest income increased $22,000 primarily because of an increase in the gains realized on the sale of other real estate owned.

Non-interest expense was $6.3 million for the first quarter of 2008, an increase of $302,000, or 5.1%, from $6.0 million for the first quarter of 2007. Other non-interest expense increased $212,000 primarily because of legal fees related to foreclosed assets and an ongoing state tax assessment challenge. Occupancy expense increased $48,000 due primarily to increased real estate taxes and costs associated with the Eagan branch that was opened in the third quarter of 2007. Advertising expense increased $18,000 between the periods primarily because of additional costs associated with the rebranding of our private banking services. Mortgage servicing rights amortization decreased $22,000 between the periods because there were fewer mortgage loans being serviced.

Income tax expense decreased $1.3 million between the periods due to a decrease in taxable income and an effective tax rate that decreased from 40.0% for the first quarter of 2007 to 37.7% for the first quarter of 2008. The decrease in the effective tax rate was primarily the result of a decrease in the federal tax rate due to decreased income and a higher percentage of tax exempt income.

Return on Assets and Equity

Return on average assets for the first quarter of 2008 was 0.54%, compared to 1.28% for the first quarter of 2007. Return on average equity was 6.06% for the first quarter of 2008, compared to 13.79% for the same quarter in 2007. Book value per common share at March 31, 2008 was $23.85, compared to $22.01 at March 31, 2007.

President’s Statement

"Our financial results in the first quarter reflect the challenging rate and economic environments that continue to exist” said HMN President, Michael McNeil. “The recent decreases in the prime interest rate were the primary reason for the margin compression that we experienced and the increase in the loan loss provisions is a result of the continued weakness in the housing market.”

General Information

HMN Financial, Inc. and Home Federal are headquartered in Rochester, Minnesota. Home Federal operates ten full service offices in Minnesota located in Albert Lea, Austin, Eagan, LaCrescent, Rochester, Spring Valley and Winona, Minnesota and two full service offices located in Marshalltown and Toledo, Iowa. Home Federal also operates loan origination offices in Sartell and Rochester, Minnesota. Home Federal Private Banking also operates branches in Edina and Rochester, Minnesota.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to those relating to the Company’s financial expectations for earnings and revenues. A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to possible legislative changes and adverse economic, business and competitive developments such as shrinking interest margins; reduced collateral values; deposit outflows; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; changes in credit or other risks posed by the Company’s loan and investment portfolios; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filings on form 10-K and Form 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	March 31,	December 31,
(dollars in thousands)	2008	2007
	(unaudited)
Assets
Cash and cash equivalents	$27,536	23,718
Securities available for sale:
Mortgage-backed and related securities
(amortized cost $17,943 and $18,786)	17,716	18,468
Other marketable securities
(amortized cost $135,451 and $165,430)	139,679	167,720
	157,395	186,188

Loans held for sale	3,090	3,261
Loans receivable, net	877,756	865,088
Accrued interest receivable	6,426	6,893
Real estate, net	4,184	2,214
Federal Home Loan Bank stock, at cost	5,580	6,198
Mortgage servicing rights, net	1,110	1,270
Premises and equipment, net	12,401	12,024
Goodwill	3,801	3,801
Prepaid expenses and other assets	1,600	1,680
Deferred tax asset, net	3,890	4,719
Total assets	$1,104,769	1,117,054

Liabilities and Stockholders’ Equity
Deposits	$892,977	888,118
Federal Home Loan Bank advances	97,500	112,500
Accrued interest payable	9,092	9,515
Customer escrows	1,565	866
Accrued expenses and other liabilities	4,247	7,927
Total liabilities	1,005,381	1,018,926
Commitments and contingencies
Stockholders’ equity:
Serial preferred stock ($.01 par value):
Authorized 500,000 shares; none issued and outstanding	0	0
Common stock ($.01 par value):
Authorized 11,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	57,662	58,049
Retained earnings, subject to certain restrictions	111,514	110,943
Accumulated other comprehensive income	2,367	1,167
Unearned employee stock ownership plan shares	(3,916)	(3,965)
Treasury stock, at cost 4,960,863 and 4,953,045 shares	(68,330)	(68,157)
Total stockholders’ equity	99,388	98,128
Total liabilities and stockholders’ equity	$1,104,769	1,117,054

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(unaudited)

	Three Months Ended
	March 31,
(dollars in thousands)	2008	2007
Interest income:
Loans receivable	$15,520	15,745
Securities available for sale:
Mortgage-backed and related	224	111
Other marketable	1,910	1,896
Cash equivalents	57	443
Other	80	84
Total interest income	17,791	18,279

Interest expense:
Deposits	7,870	6,877
Federal Home Loan Bank advances	1,237	1,618
Total interest expense	9,107	8,495
Net interest income	8,684	9,784
Provision for loan losses	1,560	455
Net interest income after provision for loan losses	7,124	9,329

Non-interest income:
Fees and service charges	793	696
Loan servicing fees	242	271
Gain on sales of loans	156	796
Other	327	305
Total non-interest income	1,518	2,068

Non-interest expense:
Compensation and benefits	3,360	3,361
Occupancy	1,132	1,084
Advertising	124	106
Data processing	342	295
Amortization of mortgage servicing rights, net	160	182
Other	1,134	922
Total non-interest expense	6,252	5,950
Income before income tax expense	2,390	5,447
Income tax expense	902	2,179
Net income	$1,488	3,268
Basic earnings per share	$0.41	0.87
Diluted earnings per share	$0.39	0.82

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)

SELECTED FINANCIAL DATA:	Three Months Ended March 31,
(dollars in thousands, except per share data)	2008	2007
I. OPERATING DATA:
Interest income	$17,791	18,279
Interest expense	9,107	8,495
Net interest income	8,684	9,784

II. AVERAGE BALANCES:
Assets (1)	1,106,527	1,037,984
Loans receivable, net	872,287	787,937
Mortgage-backed and related securities (1)	18,416	9,996
Interest-earning assets (1)	1,064,816	989,701
Interest-bearing liabilities	991,251	933,726
Equity (1)	98,816	96,104

III. PERFORMANCE RATIOS:(1)
Return on average assets (annualized)	0.54%	1.28%
Interest rate spread information:
Average during period	3.02	3.80
End of period	2.99	3.55
Net interest margin	3.28	4.01
Ratio of operating expense to average total assets (annualized)	2.27	2.32
Return on average equity (annualized)	6.06	13.79
Efficiency	61.28	50.20

	March 31,	December 31,	March 31,
	2008	2007	2007
IV. ASSET QUALITY :
Total non-performing assets	$28,232	21,935	12,708
Non-performing assets to total assets	2.56%	1.96%	1.14%
Non-performing loans to total loans receivable, net	2.73	2.27	0.94
Allowance for loan losses	$13,913	12,438	9,756
Allowance for loan losses to total assets	1.26%	1.11%	0.87%
Allowance for loan losses to total loans receivable, net	1.59	1.44	1.22
Allowance for loan losses to non-performing loans	57.98	63.28	129.68

V. BOOK VALUE PER SHARE:
Book value per share	$23.85	23.50	22.01

	Three Months		Three Months
	Ended	Year Ended	Ended
	Mar 31, 2008	Dec 31, 2007	Mar 31, 2007
VI. CAPITAL RATIOS :
Stockholders’ equity to total assets, at end of period	9.00%	8.78%	8.49%
Average stockholders’ equity to average assets(1)	8.93	8.89	9.26
Ratio of average interest-earning assets to average interest-bearing liabilities (1)	107.42	106.33	105.99
	March 31,	December 31,	March 31,
	2008	2007	2007
VII. EMPLOYEE DATA:
Number of full time equivalent employees	207	203	205

(1) Average balances were calculated based upon amortized cost without the market value impact of SFAS 115.

CONTACT:
HMN Financial Inc.
Michael McNeil, 507-535-1202
President